Exhibit 99.3

Press Release

RATING AGENCIES AFFIRM INVESTMENT GRADE RATING ON INTERPOOL DEBT

PRINCETON, NJ, March 11, 2003 - Interpool, Inc. (NYSE:IPX) said that rating agencies Moody's, Standard & Poor's and Fitch affirmed their ratings on the Company's senior debt.

In a report Standard & Poor's said its rating was `not affected' by the Company's announcement that it would restate earnings for 2000 and 2001 as well as delay reporting 2002 results until prior periods can be re audited. In a March 7 announcement, Moody's said, `In Moody's opinion, the accounting changes and cumulative restatements do not represent a significant change in the company's earnings or credit profile.' In the announcement, Moody's also said, `Interpool continues to generate strong core earnings and sound asset quality performance consistent with analysts' expectations and the current stage of the economic cycle.' Fitch Ratings, in its March 7 announcement said, `Minimal impact on Interpool's financial position is expected from these non-cash adjustments and charges.'

According to Interpool chairman and chief executive officer Martin Tuchman, "We believe these rating affirmations by independent agencies provide important context to our decision, in consultation with our auditors, to restate prior periods. The restatement does not materially affect the ability of Interpool to service its debts. Moreover, with more than $350 million in equity, significant growth capital and increasing utilization rates for our chassis and containers, we remain optimistic about Interpool's prospects in the coming year."

Interpool is one of the world's leading suppliers of equipment and services to the transportation industry. It is the largest lessor of intermodal container chassis and a world-leading lessor of cargo containers used in international trade. Interpool operates from over 240 locations throughout the world.

This Press Release contains certain forward-looking statements regarding future circumstances. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements, including in particular the risks and uncertainties described in the company's SEC filings. The company undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof.

For Interpool Inc.
Contact:

Mitchell Gordon
Executive Vice President &
Chief Financial Officer
(212) 916-3284
mgordon@interpool.com